Exhibit 99.1

                   California Pizza Kitchen to Present at the
             Oppenheimer Restaurant Conference on November 1, 2007

     LOS ANGELES--(BUSINESS WIRE)--Oct. 17, 2007--California Pizza Kitchen, Inc. (Nasdaq: CPKI) announced today that management will be presenting at the Oppenheimer Restaurant Conference in Las Vegas, Nevada on Thursday, November 1, 2007 at 3:45 p.m. PT.

     Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will continue to be available for ninety days.

     California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.30. As of October 17, 2007 the company operates, licenses or franchises 221 restaurants, of which 188 are company-owned and 33 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

     California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.


     CONTACT: California Pizza Kitchen, Inc.
              media, Sarah Grover
              investors, Sue Collyns
              310-342-5000